[internal e-mail correspondence]

     L. V. Gerstner, Jr.
     Office of the Chairman and Chief Executive Officer

     From:   CEO COMM/Armonk/IBM @ IBMUS on 03/14/2000 07:36 AM

     To:     Colleagues

     Subject: 1999 Annual Report and Stock Purchase Plan Proposal

Dear Colleague:

We have just started mailing the 1999 annual report and our proxy statement, and our annual report Web site is now live at http://www.ibm.com/annualreport/1999.

Our message this year is stated on the cover, very simply. It says ".COM" -- in the familiar eight blue bars of the IBM logo. This is less a declaration about IBM's transformation into an e-business -- proud as we are of that work -- than a statement that e-business has arrived for everyone -- that every important business and institution is turning into a "dot-com."

Shareholders will see many examples of what we're doing to make all of this a reality -- our work with customers ranging from Ford Motor and Banesto Bank to eToys and PlanetRx.com; deals with venture capitalists; relationships with Silicon Valley startups, developers and new hires; and pioneering efforts in wireless Net-enabled devices, wearable PCs and some truly amazing exploratory projects from IBM Research -- all in support of our strategic vision of e-business, everywhere.

In my letter to shareholders, I say that all of us in IBM were extremely frustrated by the drag Y2K had on our 1999 results and that we're determined to shake that off by attacking 2000 with a new level of aggressiveness. I am more optimistic about our company's prospects than at any time in my seven years at IBM, and it's based on more than the booming "New Economy" or even all the technology and smarts IBM is bringing to this party. My optimism is based most firmly on the work and passion I see in IBMers everywhere who are determined to lead this revolution, not merely to go along for the ride.

That's our message to the owners of our company.

I want to call your attention to an important proposal in this year's proxy, which, if approved, will help IBMers take a greater ownership stake in our company and our successes in the marketplace. The proposal changes the Employees Stock Purchase Plan, in which more than 100,000 IBMers around the world already participate. (There are a few countries where the employee stock plan does not apply due to local government restrictions.)

In the existing plan, you receive a 15 percent discount on the price of IBM shares on the day you buy them. Under the proposed new plan, there would be two 6-month offering periods -- beginning January 1 and July 1 of every year. The 15 percent discount would apply to the lesser of two prices: the price on the first day of each offering period or the price on the day the stock is bought. So, if our stock is trading at $100 on the first day of the offering period, but has increased to $120 on the day you purchase your stock, your 15 percent discount will be applied to the lower of the two prices. That means you'll pay $85 per share for stock that is worth $120 on the day you buy it. It's a good deal for you as an investor, and I believe it is a strong incentive for more employees to participate in the plan, or to expand their participation.

This proposed change has been approved by the IBM Board of Directors and will be submitted for approval by IBM shareholders at the annual meeting on April 25. The proxy has all the details.

For obvious reasons, all of our investors are intensely interested in our performance right now. They rightly expect us to capture our share of this incredible boom period in our industry and the whole economy. We are rapidly reaching the halfway point in our 180 Day march, and I know we're all working hard to finish strong this quarter. I want to thank you for that and for the continued commitment to lead and win, which I see in more and more IBMers every day.


/s/ Lou